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                                                                  EXHIBIT 99.p.5



                                 CERTIFICATION

Philadelphia International Advisors certifies that (i) it has adopted the written Code of Ethics; (ii) the written Code of Ethics contains provisions reasonably necessary to prevent its access persons from engaging in the conduct prohibited by Rule 17j-1(b) of the Investment Company Act of 1940; and (iii) it has adopted procedures reasonably necessary to prevent its access persons from violating the provisions of the Code of Ethics.


Philadelphia International Advisors, LP

By:     Mary T. Evans

Title:  Director, Portfolio Administration

Date:   February 28, 2002

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                       PHILADELPHIA INTERNATIONAL ADVISORS
                             CODE OF ETHICAL CONDUCT

Philadelphia International Advisors' commitment to ethical conduct is at the heart of our existence. While ethical obligations of the overall organization tend to be neglected in the code of ethics of most businesses, we endeavor to achieve the highest ethical standards in both our business dealings as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our Partners, officers and employees ("Employees"). This Code is supplemented by Philadelphia International Advisors' Policy of Professional Responsibility, which provides explanation and assistance on the issues contained in the Code.

                               PARTNERSHIP POLICY

Philadelphia International Advisors is committed to the ethical treatment of all its stakeholders.

        To our PARTNERS, OFFICERS AND EMPLOYEES we are committed to honesty, just management and fairness, to providing a safe and healthy work environment, and respect for the dignity due to everyone.

        To our CLIENTS we are committed to providing reliable and appropriate services, delivered competently, in a timely manner, and for fair compensation.

        To our COMMUNITIES in which we work and live we are committed to acting as concerned and responsible neighbors reflecting all aspects of good citizenship.

        To our PARTNERS we are committed to sound and sustained growth and the prudent use of our assets and resources.

                                 EMPLOYEE POLICY

In furtherance to our organizational commitment to ethical conduct, our Employees adopt and follow the following Code of Ethical Conduct.


TRUTH AND HONESTY

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        Honesty is an essential component of trust. Without trust Philadelphia
International Advisors cannot function effectively. Employees will be truthful in all endeavors; be honest and forthright with one another and with our clients, partners, communities and suppliers. Employees will not make deliberately false or deceptive statements about the organization, their qualifications, or circumstances that might lead to conflicts of interest. Employees will uphold the principle of fairness and be vigilant against conduct which has the intent, capability or effect of being deceptive toward our clients.

RESPECT AND EQUALITY

        Employees will recognize the individual rights of all members of the community and display a fair sense of justice. Employees will treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

RESPONSIBILITY AND PERSONAL ACCOUNTABILITY

        Employees are encouraged to speak up without fear of retribution and report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt.

INTEGRITY

        Employees will not merely abide by the law in a technical way but will strive to serve our clients with honest values, avoiding all devices and schemes which prey on human ignorance or gullibility. Employees will put the interests of the client, then the interests of Philadelphia International Advisors, ahead of their own personal interests.

CITIZENSHIP

        Employees must obey all of the laws of the United States and the countries in which we do business. Employees must do their part to improve the communities in which they live.